Red Rock Resorts Announces Third Quarter 2018 Results

LAS VEGAS, Nov. 7, 2018 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the third quarter ended September 30, 2018. The Company has adopted FASB's new revenue recognition standard ("ASC 606"), effective January 1, 2018. Certain prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606, with no material impact on operating income, net income or Adjusted EBITDA(1).

Net revenues were $412.3 million for the third quarter of 2018, an increase of 1.6%, or $6.4 million, from $405.9 million for the same period of 2017. The increase in net revenues was primarily due to an increase in Las Vegas operations, partially offset by a decrease in Native American management fees.

Net income was $25.1 million for the third quarter of 2018, an increase of 12.3%, or $2.8 million, from $22.3 million for the same period of 2017. The increase in net income was primarily due to an increase in non-disrupted Las Vegas operations and an increase in the fair value of derivative instruments, partially offset by lower operating income and higher interest expense.

Adjusted EBITDA was $109.1 million for the third quarter of 2018, a decrease of 7.9%, or $9.3 million, from $118.4 million in the same period of 2017. The decrease in Adjusted EBITDA was primarily due to a decrease in Native American management fees and ongoing construction disruption at Palace Station Hotel & Casino ("Palace Station") and the Palms Casino Resort (the "Palms"), partially offset by an increase in non-disrupted Las Vegas operations.

Las Vegas Operations

Net revenues from Las Vegas operations were $389.7 million for the third quarter of 2018, an increase of 3.9%, or $14.6 million, from $375.1 million in the same period of 2017. Adjusted EBITDA from Las Vegas operations was $97.9 million for the third quarter of 2018, a decrease of 3.9%, or $3.9 million, from $101.9 million in the same period of 2017. The decrease in Adjusted EBITDA was primarily due to ongoing construction disruption at Palace Station and the Palms, partially offset by an increase in non-disrupted Las Vegas operations.

Native American Management

Adjusted EBITDA from Native American operations was $19.8 million for the third quarter of 2018, a 21.9% decrease from $25.3 million in the same period of 2017. The decrease was primarily due to the expiration of the Gun Lake Casino management agreement in February of 2018, partially offset by continued strong performance at Graton Resort & Casino.

Palace Station and Palms Redevelopment Update

The Palace Station redevelopment project remains on schedule and on budget with all aspects of the project expected to be complete by the end of 2018. As of September 30, 2018, the Company has incurred $179 million in costs against the $191 million project.

The Palms redevelopment project remains on schedule with the remaining components of phase two expected to be complete in the second quarter of 2019 and phase three expected to be complete by the third quarter of 2019. The overall budget for the redevelopment project has been increased to approximately $690 million primarily due to increased construction costs driven by high demand in the Las Vegas market, as well as higher material costs. As of September 30, 2018, the Company has incurred $318 million in costs against the $690 million project.

Balance Sheet Highlights

The Company's cash and cash equivalents at September 30, 2018 were $110.6 million and total principal amount of debt outstanding at the end of the third quarter was $2.77 billion. The Company's debt to Adjusted EBITDA and interest coverage ratios were 5.1x and 4.4x, respectively.

Quarterly Dividend

The Company's Board of Directors has declared a cash dividend of $0.10 per Class A common share for the fourth quarter of 2018. The dividend will be payable on December 31, 2018 to all stockholders of record as of the close of business on December 14, 2018.

Prior to the payment of such dividend, Station Holdco LLC ("Station Holdco") will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.7 million, approximately $7.0 million of which is expected to be distributed to the Company and approximately $4.7 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 7584099. A replay of the call will be available from today through November 14, 2018 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA includes net income plus depreciation and amortization, share-based compensation, write-downs and other charges, net, including Palms redevelopment and preopening expenses, tax receivable agreement liability adjustment, related party lease termination, asset impairment, interest expense, net, loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, provision for income tax and other, and excludes Adjusted EBITDA attributable to the noncontrolling interests of MPM.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including the risk that new gaming licenses or gaming activities are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

View source version on http://redrockresorts.investorroom.com/:

CONTACT:

Red Rock Resorts
Stephen L. Cootey
Executive Vice President, Chief Financial Officer & Treasurer
(702) 495-3550
-------------------------------------------------------
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating revenues:
Casino	$ 230,723	$ 221,771	$ 699,726	$ 664,443
Food and beverage	94,666	87,311	280,226	277,453
Room	39,306	43,447	128,655	139,401
Other	26,385	23,817	73,858	70,027
Management fees	21,252	29,602	67,094	90,505
Net revenues	412,332	405,948	1,249,559	1,241,829
Operating costs and expenses:
Casino	82,772	77,570	242,126	231,698
Food and beverage	87,097	80,019	252,320	247,663
Room	19,595	20,056	59,126	62,471
Other	13,216	11,013	34,111	30,258
Selling, general and administrative	104,360	98,840	297,540	288,715
Depreciation and amortization	44,235	42,661	133,391	134,721
Write-downs and other charges, net	6,439	15,239	21,070	25,931
Tax receivable agreement liability adjustment	—	214	(90,375)	(230)
Related party lease termination	—	1,950	—	100,343
Asset impairment	—	1,829	—	1,829
	357,714	349,391	949,309	1,123,399
Operating income	54,618	56,557	300,250	118,430
Earnings from joint ventures	499	407	1,606	1,242
Operating income and earnings from joint ventures	55,117	56,964	301,856	119,672

Other (expense) income:
Interest expense, net	(33,590)	(31,330)	(96,299)	(100,127)
Loss on extinguishment/modification of debt, net	—	(558)	—	(3,552)
Change in fair value of derivative instruments	4,229	(310)	27,353	3,059
Other	(66)	(86)	(287)	(258)
	(29,427)	(32,284)	(69,233)	(100,878)
Income before income tax	25,690	24,680	232,623	18,794
Provision for income tax	(623)	(2,364)	(26,324)	(1,230)
Net income	25,067	22,316	206,299	17,564
Less: net income attributable to noncontrolling interests	10,387	10,531	57,704	11,613
Net income attributable to Red Rock Resorts, Inc.	$ 14,680	$ 11,785	$ 148,595	$ 5,951

Earnings per common share:
Earnings per share of Class A common stock, basic	$ 0.21	$ 0.17	$ 2.15	$ 0.09
Earnings per share of Class A common stock, diluted	$ 0.20	$ 0.16	$ 1.66	$ 0.08

Weighted-average common shares outstanding:
Basic	69,250	68,060	69,059	67,030
Diluted	117,074	115,941	117,006	115,877

Dividends declared per common share	$ 0.10	$ 0.10	$ 0.30	$ 0.30

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues
Las Vegas operations	$ 389,668	$ 375,071	$ 1,178,520	$ 1,147,457
Native American management	21,119	29,478	66,644	90,126
Reportable segment net revenues	410,787	404,549	1,245,164	1,237,583
Corporate and other	1,545	1,399	4,395	4,246
Net revenues	$ 412,332	$ 405,948	$ 1,249,559	$ 1,241,829

Net income	$ 25,067	$ 22,316	$ 206,299	$ 17,564
Adjustments
Depreciation and amortization	44,235	42,661	133,391	134,721
Share-based compensation	3,315	1,989	8,872	5,727
Write-downs and other charges, net	6,439	15,239	21,070	25,931
Tax receivable agreement liability adjustment	—	214	(90,375)	(230)
Related party lease termination	—	1,950	—	100,343
Asset impairment	—	1,829	—	1,829
Interest expense, net	33,590	31,330	96,299	100,127
Loss on extinguishment/modification of debt, net	—	558	—	3,552
Change in fair value of derivative instruments	(4,229)	310	(27,353)	(3,059)
Adjusted EBITDA attributable to MPM noncontrolling interest	—	(2,426)	(962)	(13,482)
Provision for income tax	623	2,364	26,324	1,230
Other	66	86	262	258
Adjusted EBITDA	$ 109,106	$ 118,420	$ 373,827	$ 374,511

Adjusted EBITDA
Las Vegas operations	$ 97,942	$ 101,873	$ 336,408	$ 327,850
Native American management	19,787	25,337	61,671	71,349
Reportable segment Adjusted EBITDA	117,729	127,210	398,079	399,199
Corporate and other	(8,623)	(8,790)	(24,252)	(24,688)
Adjusted EBITDA	$ 109,106	$ 118,420	$ 373,827	$ 374,511